EXHIBIT 24

POWER OF ATTORNEY

PepsiCo, Inc. (“PepsiCo”) and each of the undersigned, an officer or director, or both, of PepsiCo, do hereby appoint David R. Andrews, Robert E. Cox and Thomas H. Tamoney, Jr. and each of them severally, its, his or her true and lawful attorney-in-fact to execute on behalf of PepsiCo and the undersigned the following documents and any and all amendments thereto (including post-effective amendments):

Form S-8 Registration Statement required to be filed by PepsiCo and any of its subsidiaries for the (a) PepsiCo SharePower Stock Option Plan, (b) PepsiCo, Inc. 1995 Stock Option Incentive Plan, (c) Director Stock Plan, and (d) PepsiCo, Inc. 2003 Long-Term Incentive Plan;

and to file the same, with all exhibits thereto and other documents in connection therewith, and each of such attorneys shall have the power to act hereunder with or without the other.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of May 7, 2003.

PepsiCo, Inc.

By:	/s/ Steven S Reinemund
Steven S Reinemund Chairman of the Board and Chief Executive Officer

/s/ Steven S Reinemund Steven S Reinemund Chairman of the Board and Chief Executive Officer	/s/ Arthur C. Martinez Arthur C. Martinez Director

/s/ Indra K. Nooyi Indra K. Nooyi Director, President, and Chief Financial Officer	/s/ Franklin D. Raines Franklin D. Raines Director

/s/ Peter A. Bridgman Peter A. Bridgman Senior Vice President and Controller (Chief Accounting Officer)	/s/ Sharon Percy Rockefeller Sharon Percy Rockefeller Director

/s/ John F. Akers John F. Akers Director	/s/ James J. Schiro James J. Schiro Director

/s/ Robert E. Allen Robert E. Allen Director	/s/ Franklin A. Thomas Franklin A. Thomas Director

/s/ Peter Foy Peter Foy Director	/s/ Cynthia M. Trudell Cynthia M. Trudell Director

/s/ Ray L. Hunt Ray L. Hunt Director	/s/ Solomon D. Trujillo Solomon D. Trujillo Director

/s/ Daniel Vasella Daniel Vasella Director

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